Exhibit 99.1

For Immediate Release

Builders FirstSource Reports Third Quarter 2017 Results

Financial highlights include sales growth with debt reduction

November 8, 2017 (Dallas, TX) – Builders FirstSource, Inc. (NasdaqGS: BLDR) today reported its results for the third quarter ended September 30, 2017.

Commenting on third quarter results, CEO Floyd Sherman remarked, “We proved our agility to respond to unexpected challenges, including two major hurricanes and commodity inflation. I am pleased with our results, as we have once again demonstrated our ability to deliver sales and EBITDA growth in a volatile market while executing on our strategic priorities. The Company is positioned to capitalize on the growth opportunity from our national footprint, our strong customer relationships and our end market diversity. We continue our commitment to investments in strategic growth initiatives, including building our sales force and expanding our manufacturing footprint to grow shareholder value, while making further progress in paying down debt and reducing our leverage ratio on a year over year basis.”

The Company has provided supplemental non-GAAP financial information of the consolidated company that is adjusted to exclude one-time integration, facility closure, and other one-time refinancing and other costs (“Adjusted”). As the information below includes non-GAAP financial information, please refer to the accompanying financial schedules for non-GAAP reconciliations to their GAAP equivalents.

Third Quarter 2017 Compared to Third Quarter 2016:

Net Sales

•	Net sales for the quarter ended September 30, 2017 were $1.9 billion, a sales per day increase of 9.3 percent over net sales for the third quarter of 2016. Sales per day excluding closed locations grew 9.5 percent in the quarter, which was benefited approximately 6.9 percent from the impact of commodity lumber price inflation on our sales and 2.6 percent from sales volume growth. Sales volume per day, excluding commodity inflation and closed locations, grew approximately 4.7 percent in the single family homebuilding end market. Sales volume growth in the quarter was depressed due to the impact of Hurricanes Harvey and Irma.

Gross Margin

•	Gross margin of $459.3 million in the third quarter of 2017 increased by $22.2 million over the third quarter of 2016. Gross margin percentage was 24.4 percent, a decrease of 60 basis points from 25.0 percent in the third quarter of 2016. The gross margin percentage decrease is largely attributable to continued margin compression from unexpected moves in commodity prices. Framing lumber and sheet good prices increased 9.8 percent and 25.7 percent in the third quarter and 21.4 percent and 43.1 percent since 2016 year end, respectively. Although rapid commodity inflation can cause short term gross margin percentage compression as prices are rising, higher commodity prices generally benefit the Company’s gross margin and EBITDA dollars in the long term.

Builders FirstSource Reports Third Quarter 2017 Results (continued)

Selling, General and Administrative Expenses

•	SG&A in the third quarter of 2017 was $370.6 million, or 19.7 percent of sales, a decrease of 40 basis points versus the third quarter of 2016. The improvement in SG&A as a percent of sales was driven by cost leverage. Additionally, the Company made investments in growth initiatives, including additional sales associates and new locations.

Interest Expense

•	GAAP interest expense in the third quarter of 2017 was $33.8 million compared to $92.3 million in the third quarter of 2016. Interest expense in the third quarter of 2016 included $53.3 million related to refinancing activities.

Income Tax Expense

•	GAAP income tax expense in the third quarter of 2017 was $15.1 million compared to an income tax benefit of $131.5 million in the third quarter of 2016. The year over year change is primarily attributable to the release of the valuation allowance in the third quarter of 2016 of $117.6 million. In the third quarter of 2017 the Company also benefited from approximately $7.5 million in credits related to tax planning initiatives, including research and development credits for fiscal year 2015 through 2017.

•	Adjusted income tax expense increased by $29.0 million compared to 2016. Although the Company does not expect to pay federal cash taxes in 2017, tax expense increased year over year as a result of the Company no longer maintaining a full valuation allowance reserve against its deferred tax assets.

Net Income

•	GAAP net income for the third quarter of 2017 was $39.8 million, or $0.34 per diluted share, compared to a net income of $125.5 million, or $1.10 per diluted share, for the third quarter of 2016. Net income for the third quarter of 2016 was benefited by the release of our tax valuation allowance of $117.6 million against our deferred income tax assets offset by $53.3 million in debt issuance and refinancing costs.

•	Adjusted net income for the quarter was $45.5 million, or $0.39 per diluted share, compared to Adjusted net income of $69.2 million, or $0.61 per diluted share, in the third quarter of 2016. The year over year decrease is primarily driven by the Company’s tax expense accrual versus a $13.9 million tax benefit in 2016, partially offset by lower interest expense.

EBITDA

•	Third quarter Adjusted EBITDA grew $3.7 million to $122.0 million, or 6.5 percent of sales, compared to $118.3 million, or 6.8 percent of sales, for the third quarter of 2016. The year over year improvement was largely driven by sales increases offset by the impact of commodity inflation on gross margin and investments the Company made towards growth initiatives, including an increase in sales associates and new locations. The company also estimates that the hurricanes negatively impacted EBITDA by approximately $4 million in the quarter.

Year to Date September 30, 2017 Financial Information:

Net Sales

•	2017 year to date net sales were $5.3 billion, a 9.0 percent increase over the first nine months of 2016. Sales excluding closed locations grew 9.3 percent year to date, including 5.8 percent from the impact of commodity price inflation on sales. Sales volume year to date, excluding commodity inflation and closed locations, grew approximately 5.9 percent in the single family homebuilding end market.

Builders FirstSource Reports Third Quarter 2017 Results (continued)

Gross Margin

•	Year to date gross margin of $1.3 billion increased by $91.0 million over year to date 2016. Gross margin percentage was 24.7 percent, down 30 basis points from 25.0 percent year to date 2016. The decline year over year was driven by gross profit margin compression on commodity products due to inflation in the lumber and lumber sheet good markets during most of 2017.

Selling, General and Administrative Expenses

•	Year to date 2017 SG&A was $1.1 billion or 20.5 percent of sales, a decrease of 70 basis points versus year to date 2016. The reduction was largely attributable to cost leverage and declines in accelerated depreciation and amortization on acquired ProBuild assets, offset by investments the Company made towards growth initiatives, including additional sales associates and new locations.

Interest Expense

•	Year to date interest expense for 2017 was $103.7 million compared to $170.3 million for year to date 2016. The reduction is largely the result of a series of transactions that have reduced overall interest expense. In addition, interest expense in 2016 included $47.3 million in expense related to debt redemption and refinance activities the Company undertook to take advantage of favorable capital market conditions.

Income Tax Expense

•	2017 year to date income tax expense was $35.1 million compared to an income tax benefit of $122.8 million in 2016. The Company recorded $128.6 million benefit in its income tax expense in the first nine months of 2016, which was attributable to the release of our valuation allowance against our deferred income tax assets.

Net Income

•	Year to date GAAP net income was $81.5 million, or $0.71 per diluted share, compared to a net income of $137.9 million, or $1.22 per diluted share, year to date 2016, a decrease of $0.51 per diluted share. The decrease is primarily driven by the valuation allowance of $128.6 million that was released in various quarters in 2016.

•	Adjusted net income was $100.6 million, or $0.87 per diluted share, compared to adjusted net income of $75.8 million, or $0.67 per diluted share, for the first nine months of 2016, an increase of $0.20 per diluted share, or 31.3 percent.

EBITDA

•	Year to date Adjusted EBITDA for 2017 grew $25.3 million to $322.1 million, or 6.1 percent of sales, compared to $296.8 million, or 6.2 percent of sales, year to date 2016, an increase of 8.5 percent. The year over year improvement was primarily attributable to sales growth.

Capital Structure, Leverage, and Liquidity Information:

•	Adjusted EBITDA, on a trailing 12 month basis, was $406.9 million and net debt was $1,869.3 million as of September 30, 2017. This leverage ratio of 4.6x net debt / Adjusted EBITDA was down from 5.3x as of September 30, 2016, enabled by a net debt reduction of $99.8 million year over year and EBITDA growth.

•	Liquidity at September 30, 2017 was $769.0 million, which consisted of net borrowing availability under the revolving credit facility and cash on hand.

•	The Company generated cash from operations and investing of $48.1 million in the quarter, which was used for debt reduction. Due to seasonal working capital needs in the first half of the year, cash used in operations and investing was $50.9 million year to date. We expect to generate $145-155 million in cash from operations and investing activities for the full year 2017.

Builders FirstSource Reports Third Quarter 2017 Results (continued)

Please refer to the accompanying financial schedules for more information.

Peter Jackson, CFO, commented, “The Company rapidly responded to the operational challenges caused by continued lumber and lumber sheet goods inflation and two major hurricanes during the current quarter. After the disruptions and after continuing to make significant growth investments, we delivered strong operating results, and significant year over year reduction in our leverage ratio. Commodity inflation generally benefits our business in the long term, but can cause short term margin pressure when prices rise quickly. I expect that as commodity prices stabilize, the Company will begin to benefit from the higher commodity prices, enhancing our go forward profitability.”

Outlook

Concluding, Chad Crow, President and COO, added, “In this quarter, we demonstrated our ability to absorb the impact of unexpected challenges, meet customer commitments, and deliver strong financial results, while also making investments in the business. The outlook for Builders FirstSource for the balance of 2017 and the years ahead is very promising. The new residential housing market continues to show steady growth in demand. Against this backdrop, we continue to invest to further leverage our scale, to broaden our product portfolio, and expand our geographic and end market diversity to capture growth in the coming years. Furthermore, we are committed to creating meaningful value for our shareholders through the Company’s identified initiatives and a return of the market to a normalized 1.1 million single family housing start environment.

Finally, I would like to thank Floyd for his leadership and guidance over the past 16 years. As you know, Floyd will be stepping down as CEO as of January 1, 2018. Floyd’s vision and leadership were instrumental in positioning the business to take advantage of the opportunities that we have today. He will remain as an employee advisor to the Company through March 2019 as we execute the Company’s growth strategy in the coming years.”

Conference Call

Builders FirstSource will host a conference call Thursday, November 9, 2017 at 9:00 a.m. Central Time (CT) and will simultaneously broadcast it live over the Internet. The earnings release presentation will be posted at www.bldr.com under the “investors” section before the call. To participate in the teleconference, please dial into the call a few minutes before the start time: 877-830-2636 (U.S. and Canada) and 785-424-1802 (international), Conference ID: 1685701. A replay of the call will be available at 1:00 p.m. Central Time through November 23rd. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international) and refer to pass code 1685701. The live webcast and archived replay can also be accessed on the Company’s website at www.bldr.com under the “Investors” section. The online archive of the webcast will be available for approximately 90 days.

About Builders FirstSource

2016 Sales: $6.4 Billion    |     Associates: 15 Thousand    |    Operations in 40 states

Builders FirstSource Reports Third Quarter 2017 Results (continued)

Headquartered in Dallas, Texas, Builders FirstSource is the largest U.S supplier of building products, prefabricated components, and value-added services to the professional market segment for new residential construction and repair and remodeling. We provide customers an integrated homebuilding solution, offering manufacturing, supply, delivery and installation of a full range of structural and related building products. We operate in 40 states with 402 locations and have a market presence in 75 of the top 100 Metropolitan Statistical Areas, providing geographic diversity and balanced end market exposure. We service customers from strategically located distribution facilities and manufacturing facilities (certain of which are co-located) that produce value-added products such as roof and floor trusses, wall panels, stairs, vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes dimensional lumber and lumber sheet goods, millwork, windows, interior and exterior doors, and other building products. For more information about Builders FirstSource, visit the Company’s website at www.bldr.com.

Cautionary Notice

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. In addition, oral statements made by our directors, officers and employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-looking statements. As with the forward-looking statements included in this release, these forward-looking statements are by nature inherently uncertain, and actual results may differ materially as a result of many factors. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s growth strategies, including gaining market share, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

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Contact:

Jennifer Pasquino

SVP Investor Relations

Builders FirstSource, Inc.

(303) 262-8571

Financial Schedules to Follow

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(Unaudited) (In thousands, except per share amounts)
Sales	$1,878,909	$1,745,958	$5,255,270	$4,820,372
Cost of sales	1,419,587	1,308,864	3,959,099	3,615,199

Gross margin	459,322	437,094	1,296,171	1,205,173
Selling, general and administrative expenses	370,638	350,837	1,075,869	1,019,715

Income from operations	88,684	86,257	220,302	185,458
Interest expense, net	33,836	92,290	103,703	170,316

Income (loss) before income taxes	54,848	(6,033)	116,599	15,142
Income tax expense (benefit)	15,098	(131,502)	35,117	(122,788)

Net Income	$39,750	$125,469	$81,482	$137,930

Comprehensive Income	$39,750	$125,469	$81,482	$137,930

Net income per share:
Basic	$0.35	$1.13	$0.73	$1.25

Diluted	$0.34	$1.10	$0.71	$1.22

Weighted average common shares:
Basic	112,688	111,187	112,368	110,487

Diluted	115,871	114,273	115,310	113,393

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2017	December 31, 2016
	(Unaudited) (In thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$9,337	$14,449
Accounts receivable, less allowances of $12,446 and $11,571 at September 30, 2017 and December 31, 2016, respectively	724,007	569,208
Other receivables	62,128	55,781
Inventories, net	627,238	541,771
Other current assets	32,889	34,772

Total current assets	1,455,599	1,215,981
Property, plant and equipment, net	641,143	656,101
Assets held for sale	4,493	4,361
Goodwill	740,411	740,411
Intangible assets, net	139,010	159,373
Deferred income taxes	95,149	115,320
Other assets, net	17,240	18,340

Total assets	$3,093,045	$2,909,887

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Checks outstanding	$12,426	$35,606
Accounts payable	505,810	409,759
Accrued liabilities	251,527	293,115
Current maturities of long-term debt and lease obligations	12,165	16,217

Total current liabilities	781,928	754,697
Long-term debt and lease obligations, net of current maturities, debt discount and debt issuance costs	1,839,072	1,785,835
Other long-term liabilities	60,040	59,735

Total liabilities	2,681,040	2,600,267
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 112,931 and 111,564 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	1,129	1,115
Additional paid-in capital	539,868	527,868
Accumulated deficit	(128,992)	(219,363)

Total stockholders’ equity	412,005	309,620

Total liabilities and stockholders’ equity	$3,093,045	$2,909,887

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine months ended September 30,
	2017	2016
	(Unaudited) (In thousands)
Cash flows from operating activities:
Net income	$81,482	$137,930
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	70,796	86,901
Amortization and write-off of deferred loan costs and debt discount	5,163	5,940
Loss on extinguishment of debt	—	46,105
Payment of original issue discount	—	(1,259)
Deferred income taxes	29,060	(124,787)
Bad debt expense	(272)	35
Stock compensation expense	9,916	7,734
Net loss (gain) on sale of assets and asset impairments	5,079	(3,254)
Changes in assets and liabilities:
Receivables	(158,345)	(144,342)
Inventories	(85,313)	(62,005)
Other current assets	2,837	423
Other assets and liabilities	3,776	4,037
Accounts payable and checks outstanding	71,247	77,939
Accrued liabilities	(43,024)	(35,115)

Net cash used in operating activities	(7,598)	(3,718)

Cash flows from investing activities:
Purchases of property, plant and equipment	(48,060)	(34,127)
Proceeds from sale of property, plant and equipment	4,802	2,816
Cash used for acquisitions, net	—	(3,970)

Net cash used in investing activities	(43,258)	(35,281)

Cash flows from financing activities:
Borrowings under revolving credit facility	894,000	707,000
Repayments under revolving credit facility	(839,000)	(678,000)
Proceeds from issuance of notes	—	750,000
Repayments of long-term debt and other loans	(8,555)	(755,095)
Payments of debt extinguishment costs	—	(34,369)
Payments of loan costs	(2,799)	(15,205)
Exercise of stock options	4,574	6,547
Repurchase of common stock	(2,476)	(1,092)

Net cash provided by (used in) financing activities	45,744	(20,214)

Net change in cash and cash equivalents	(5,112)	(59,213)
Cash and cash equivalents at beginning of period	14,449	65,063

Cash and cash equivalents at end of period	$9,337	$5,850

Supplemental disclosure of non-cash activities

For the nine months ended September 30, 2017 and 2016, the Company retired assets subject to lease finance obligations of $15.0 million and $34.4 million and extinguished the related lease finance obligation of $12.9 million and $39.4 million, respectively.

The Company purchased equipment which was financed through capital lease obligations of $14.2 million and $8.0 million in the nine months ended September 30, 2017 and 2016, respectively.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of Adjusted Non-GAAP Financial Measures to their GAAP Equivalents

(unaudited)

Note: The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on November 8, 2017.

	Three months ended September 30,		Nine months ended September 30,		Twelve months ended September 30,
	2017	2016	2017	2016	2017
	(in millions)		(in millions)
Reconciliation to Adjusted EBITDA:
Reported GAAP Net Income	$39.8	$125.5	$81.5	$137.9	$88.0
Integration related expenses	5.7	8.0	16.7	20.9	$21.8
Debt issuance and refinancing cost (1)	—	53.3	2.4	47.3	12.0
Increase/(release) of tax valuation allowance	—	(117.6)	—	(128.6)	(3.1)
Facility closure costs	—	0.0	—	(1.7)	$0.2

Adjusted Net Income	45.5	69.2	100.6	75.8	118.9

Weighted average diluted common shares (in millions)	115.9	114.3	115.3	113.4
Diluted adjusted net income per share:	$0.39	$0.61	$0.87	$0.67

Reconciling items:
Depreciation and amortization expense	23.0	25.6	70.8	86.9	$93.7
Interest expense, net	33.8	39.0	101.3	123.0	$136.0
Income tax (benefit) expense	15.1	(13.9)	35.1	5.8	$38.3
Stock compensation expense	3.5	2.6	9.9	7.7	$12.7
(Gain)/loss on sale and asset impairments	1.5	(4.3)	4.4	(3.3)	$7.3
Other management-identified adjustments (2)	(0.4)	0.1	0.0	0.9	0.0

Adjusted EBITDA	$122.0	$118.3	$322.1	$296.8	$406.9

Adjusted EBITDA Margin	6.5%	6.8%	6.1%	6.2%	6.0%

(1)	Cost associated with refinancing long term debt.
(2)	Primarily relates to severance and one time cost.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Financial Data

(adjusted and unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	(in millions except per share amounts)
Net sales	1,878.9	1,746.0	5,255.3	4,820.4
Sales adjustment for closed locations		(3.3)		(12.4)

Net sales excluding closed locations	1,878.9	1,742.6	5,255.3	4,807.9
Gross margin	459.3	437.1	1,296.2	1,205.2
Gross margin %	24.4%	25.0%	24.7%	25.0%
Adjusted SG&A/Other (excluding depreciation and amortization) as a % of sales (1)(2)	18.0%	18.3%	18.5%	18.8%
Adjusted EBITDA	122.0	118.3	322.1	296.8
Adjusted EBITDA margin %	6.5%	6.8%	6.1%	6.2%
Depreciation and amortization	(23.0)	(25.6)	(70.8)	(86.9)
Interest expense, net of debt issuance cost and refinancing	(33.8)	(39.0)	(101.3)	(123.0)
Income tax benefit (expense)	(15.1)	13.9	(35.1)	(5.8)
Other adjustments	(4.6)	1.6	(14.3)	(5.3)

Adjusted Net Income	$45.5	$69.2	$100.6	$75.8

Basic adjusted net income per share:	$0.40	$0.62	$0.89	$0.69

Diluted adjusted net income per share:	$0.39	$0.61	$0.87	$0.67

Weighted average common shares (in millions)
Basic	112.7	111.2	112.4	110.5
Diluted	115.9	114.3	115.3	113.4

Note: The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on November 8, 2017.

(1)	Adjusted SG&A and other as a percentage of sales is defined as GAAP SG&A less depreciation and amortization, stock comp, acquisition, integration and other expenses. GAAP SG&A in Q3-17 of $370.6M less $23.0M depreciation and amortization, less $5.7M of integration expenses, less $3.5M of stock comp and $1.3M loss from sales, impairments, and other. YTD 2017 GAAP SG&A of $1,075.9M less $70.8M depreciation and amortization, less $16.7M of integration expenses, less $9.9M of stock comp, and $4.6M from the loss from sales, impairments, and other.
(2)	Gross margin % defined as gross margin divided by Net Sales

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Sales Excluding Closed Locations by Product Category

(unaudited)

	Three months ended September 30				Nine months ended September 30,
	2017		2016		2017		2016
	(in millions)				(in millions)
Lumber & Lumber Sheet Goods	$679.9	36.2%	$592.5	34.0%	$1,867.6	35.5%	$1,614.6	33.6%
Manufactured Products	318.6	17.0%	298.3	17.1%	900.9	17.1%	817.1	17.0%
Windows, Doors & Millwork	347.5	18.5%	337.0	19.3%	1,016.7	19.3%	960.0	20.0%
Gypsum, Roofing & Insulation	147.9	7.9%	145.6	8.4%	409.4	7.9%	396.5	8.2%
Siding, Metal & Concrete Products	183.5	9.8%	176.5	10.1%	498.9	9.5%	476.4	9.9%
Other	201.5	10.7%	192.7	11.1%	561.8	10.7%	543.3	11.3%

Total adjusted net sales (1)	$1,878.9	100.0%	$1,742.6	100.0%	$5,255.3	100.0%	$4,807.9	100.0%

(1)	Results exclude sales from closed locations

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Interest Reconciliation

(unaudited)

	Three months ended September 30, 2017
	Interest Expense	Net Debt Outstanding	Adjusted Annual Go Forward Cash Interest (1)
	(in millions)
2024 Secured Notes @ 5.625% Fixed	$10.5	$750.0	$42.2
2023 Unsecured Notes at 10.75% Fixed	9.9	367.6	39.5
2024 Term Loan @ 4.3% (Floating LIBOR) (2)	5.1	464.1	20.0
Revolving Credit Facility @ 2.9% (Floating LIBOR) (2)	1.6	55.0	5.6
Amortization of deferred loan costs and debt discount	1.4
Lease finance obligations and capital leases	5.4	241.9	21.7
Other	(0.1)
Cash		(9.3)

Total	$33.8	$1,869.3	$129.0

(1)	Excludes issuance cost and one time items. Assumes current or pro forma borrowing rates on variable debt.
(2)	Assumes Q3 balance for the Term Loan and the revolving credit facility for annualized projections. Includes FY benefit of February reprice of the term loan which brought the interest rate down to LIBOR +3.0% with a 100 bp floor.